EXHIBIT 10.1

Certain information identified by [***] has been excluded from this exhibit because it is both (i) not material and (ii) of the type that the registrant treats as private or confidential.

UNOFFICIAL ENGLISH TRANSLATION
(Official Version is in Spanish)

STOCK PURCHASE AGREEMENT BBR SpA

EVERTEC GROUP LLC AND FIP IG CAPITAL & OTHERS

Santiago, February 24, 2022

SCHEDULES
Schedule 3.5(a): Share Transfer Form
Schedule 3.5(b): List of directors and form of resignation letter
Schedule 3.5(c): Payment Disbursement Form
Schedule 3.5(d): Shareholders and Company Settlement Form
Schedule 3.5(g): Essential Conditions for the Critical Provider Agreement
Schedule 4.1: Sellers’ Accounts
Schedule 4.3: Notary Instructions
Schedule 4.4(b): Illustrative Closing Working Capital
Schedule 4.5(i)(b): Notary Instructions II
Schedule 5.4: Company Financial Statements
Schedule 5.6: Events after December 31, 2021
Schedule 5.9: Third-party Assets
Schedule 5.10: Company Intellectual and Industrial Property
Schedule 5.10(c): Third-party Intellectual and Industrial Property
Schedule 5.11: Company Occupied Real Estate
Schedule 5.12: Material Contracts
Schedule 5.12(f): Material Contract Breaches
Schedule 5.13: Related Party Operations Contracts
Schedule 5.15: Company Employees
Schedule 5.22: Company Representatives and Bank Accounts
Schedule 7.4: Other businesses developed by the Sellers and their Related Persons
Schedule 7.6: Contracts subject to signature

STOCK PURCHASE AGREEMENT

In Santiago, on February 24, 2022, by and between:
(i)EPG PARTNERS S.A., tax registration number [***], as general partner of Fondo de Inversiones Privado IG Capital, tax registration number [***], represented by Mr. Sergio Gutiérrez García, license number [***], and Mr. Enrique Huidobro Grove, license number [***], all domiciled for purposes of this Agreement in [***], from now on and indistinctly “IG Capital”;
(ii)Inversiones Cuatro R Limitada, tax registration number [***], represented by Mr. Pablo Alejandro Ríos, license number [***], both domiciled for purposes of this Agreement in [***], from now on and indistinctly “Cuatro R”;
(iii)Inversiones Rivers Limitada, tax registration number [***], represented by Mr. Enzo Rivera Izam, license number [***], both domiciled for purposes of this Agreement in [***], from now on and indistinctly “Rivers”;
(iv)Inversiones Brela Limitada, tax registration number [***], represented by Mr. Igor Rafaeli Bakulic, license number [***], both domiciled for purposes of this Agreement in [***], from now on and indistinctly “Brela”, and together with IG Capital, Cuatro R and Rivers, the “Sellers”, as sellers; and;
(v)Evertec Group, LLC, a limited liability company with Merchant Registration Number [***] which is duly registered with the Department of State of the Commonwealth of Puerto Rico under registration number 3778-LLC, with main offices located at Carr. 176, km. 1.3, Cupey Bajo, Rio Piedras, PR 00926, represented by Mr. Luis A. Rodríguez González, both domiciled for purposes of this Agreement in Highway 176, km 1.3, Río Piedras, Puerto Rico, from now on and indistinctly “Evertec” or the “Buyer”; and together with the Sellers, the “Parties” and each indistinctly a “Party”; a stock purchase agreement (the “Agreement”) has been agreed upon by the Parties, which consists of the following provisions:

ARTICLE 1.
Introduction.

1.1.BBR SpA, (“BBR” or the “Company”), is a stock corporation (“sociedad por acciones”), constituted by public deed dated November 20, 2014, executed before Notary Public Mr. Raúl Undurraga Laso. The deed is registered at volume 92.688 page 56.581 of the Commercial Registry of Santiago for year 2014 and was published in the Official Journal of the Republic of Chile on December 6 of that same year.
1.2.BBR’s capital, amounting to $5.394.470.388, is divided, as of the date hereof, in a total of 166.670 registered shares of common stock without par value, all of which are duly issued and outstanding (two or more of them, the “Shares” and any of them, a “Share”).
1.3.As of the date hereof, the Sellers are the only owners of the Shares, as described below:

(a)IG Capital is the owner of 93.290 shares of common stock of the Company, which are duly registered in its name in BBR’s stock ledger (the “Stock Ledger”) under page number 4, and appear in share certificate N° 7;
(b)Cuatro R is the owner of 6.710 shares of common stock of the Company, which are duly registered in its name in the Stock Ledger under page number 4, and appear in share certificate N° 8;
(c)Rivers is the owner of 38.334 shares of common stock of the Company, which are duly registered in its name in the Stock Ledger under page number 2, and appear in share certificate N° 4; and
(d)Brela is the owner of 28.336 shares of common stock of the Company, which are duly registered in its name in the Stock Ledger under page number 3, and appear in share certificate N° 5.
ARTICLE 2.
Definitions and Interpretations.
2.1.Definitions. The terms with capitalized initial letters defined below shall have the meanings set forth below, unless the Parties expressly give them other meanings within specific cases:
“Adjudicated Liability” shall have the meaning set forth in Section 8.5(f);
“Admitted Liability” shall have the meaning set forth in Section 8.5(f);
“Agreement” shall have the meaning set forth in the Preamble;
“Anti-corruption Provisions” shall have the meaning set forth in Section 5.21;

“BBR” shall have the meaning set forth in Section 1.1;
“Best knowledge or loyal knowledge” of the Sellers or similar phrases, shall mean (i) the actual knowledge of any of the Sellers regarding the matters in question, and (ii) any other fact or matter of which such Seller could be expected to have knowledge after due inquiry with the relevant directors, executives, employees or advisors in charge of knowing or who should know about the matter.
“Brela” shall have the meaning set forth in the Preamble;
“Business” means the provision of all kinds of services and advice related to the business units that the Company and its Subsidiary maintain with their clients, specifically, but not limited to, those related to the development of e-commerce; the provision of services related to all types of means of payment in host-to-host mode; the implementation and management of the B2B platforms for the integration and sale the modules of B2B providers, including the development of software and modules related to enterprise resource planning systems (also known as ERP); the granting of retail store solutions, including, controlling, administering and managing sales, means of payment and product stock in the premises and warehouses of its clients and the provision of logistics solutions related to home delivery, replenishment, order management and assignment of the product stock of its clients; and in general, all those businesses and operations that the Company and its Subsidiary have conducted with their clients and suppliers up to the date of this Agreement.

“Buyer” shall have the meaning set forth in the Preamble;
“Claim” shall have the meaning set forth in Section 8.5(a);
“Claim Notice” shall have the meaning set forth in Section 8.5;
“Closing” shall have the meaning set forth in Section 3.1(d);
“Closing Cash Flow” shall have the meaning set forth in Section 4.4(b);
“Closing Date” shall have the meaning set forth in Section 3.1(d);
“Closing Financial Debt” shall have the meaning set forth in Section 4.4(b);
“Closing Price Adjustment” shall have the meaning set forth in Section 4.4(b);
“Closing Working Capital” shall have the meaning set forth in Section 4.4(b);
“Company” shall mean BBR SpA;
“Companies” shall have the meaning set forth in Section 5.3;
“Contracts to be Executed” shall have the meaning set forth in Section 7.5;
“Critical Provider Agreement” shall have the meaning set forth in Section 3.5(g);
“Cuatro R” shall have the meaning set forth in the Preamble;
“Damage(s)” shall have the meaning set forth in Section 8.1;
“Direct Claim” shall have the meaning set forth in Section 8.5(a);
“Essential Conditions” shall have the meaning set forth in Section 3.5(g);
“Evertec” shall have the meaning set forth in the Preamble;
“FED” means the Federal Reserve System of the United States of America;
“Financial Statements” shall have the meaning set forth in Section 5.5;
“Fundamental Representations” shall have the meaning set forth in Section 8.3;
“IFRS” shall have the meaning set forth in Section 4.4(a);
“IG Capital” shall have the meaning set forth in the Preamble;
“IIA” shall have the meaning set forth in Section 3.5(g);
“Indemnified Party” shall have the meaning set forth in Section 8.5(a);
“Indemnifying Party” shall have the meaning set forth in Section 8.5(a);
“Independent Auditor” shall have the meaning set forth in Section 4.4(f);

“Intellectual and Industrial Property” shall have the meaning set forth in Section 5.11;
“Material Contracts” shall have the meaning set forth in Section 5.13;
“Negotiation Period” shall have the meaning set forth in Section 4.4(e);

“Notice of Contention” shall have the meaning set forth in Section 4.4(e);

“Party(ies)” shall have the meaning set forth in the Preamble;
“Pesos” o “$” o “CLP” shall mean pesos, the legal currency of Chile;
“Price” shall mean the single and total amount of $48.600.000.000, which shall be paid as provided in Section 4.1.
“Principal Executives” shall be the persons listed as Principal Executives in Schedule 5.15;
“Points of Contention” shall have the meaning set forth in Section 4.4(e);
“Public Officials” shall have the meaning set forth in Section 5.21;
“Purchase(s)” shall have the meaning set forth in Section 3.1;
“Regulation of Open Source Licenses” shall have the meaning set forth in Section 3.5(h);
“Related Persons” for purposes of this Agreement shall mean the related persons defined as such in Article 100 of Act 18.045 regarding the Stock Market, except for the reference to the relatives up to the second degree of consanguinity, which shall instead be understood to apply only up to the first decree of consanguinity;
“Review Period” shall have the meaning set forth in Section 4.4(d);

“Rivers” shall have the meaning set forth in the Preamble;
“Sellers” shall have the meaning set forth in the Preamble;
“Share(s)” shall have the meaning set forth in Section 1.2;
“SII” shall mean the Chilean Internal Revenue Service;

“Software Licenses” shall have the meaning set forth in Section 5.10;
“Statement of Claim” shall have the meaning set forth in Section 8.5(f);
“Stock Ledger” shall have the meaning set forth in Section 1.3(a);
“Subsequent Price Adjustment” shall have the meaning set forth in Section 8.6;
“Subsidiary” means BBR Perú S.A.C.;
“Target Cash Flow” shall have the meaning set forth in Section 4.4(a);

“Target Financial Debt” shall have the meaning set forth in Section 4.4(a);
“Target Working Capital” shall have the meaning set forth in Section 4.4(a);
“Tax Returns” shall have the meaning set forth in Section 5.19;
“Technology Provider” shall have the meaning set forth in Section 5.11(e);
“Third-Party Claim” shall have the meaning set forth in Section 8.5(a);
“Threshold” shall have the meaning set forth in Section 8.4;
“Withholding Agent” shall have the meaning set forth in Section 4.2(a);
“Withholding Amount” shall have the meaning set forth in Section 4.2(a);
“Withholding Instructions” shall have the meaning set forth in Section 4.2(a); and
“Working Capital Adjustment” shall have the meaning set forth in Section 4.4(a).
2.2.Other Rules of Interpretation.
In this Agreement:
(i)the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such terms;

(ii)words denoting either gender shall include the respective feminine, masculine and neutral gender, as the context requires;

(iii)the word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”;

(iv)the word “will” shall have the same meaning as the word “shall”;

(v)all definitions or references to an agreement, contract, document or instrument included in this Agreement shall be deemed to include any amendments, modifications or alterations thereto (subject to any restrictions included in such document or instrument or in any amendment, modification or alteration thereto);

(vi)the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vii)the definitions included herein shall prevail over the common use of the terms according to the law, science, art, technology or the respective industry where such terms are usually used;

(viii)the headings set forth in this Agreement are included for ease of reference only and do not affect in any way the meaning or interpretation of this Agreement; and

(ix)in the event of any inconsistency or conflict between any of the terms of his Agreement and the terms included in any other document related to this transaction, the former shall prevail and shall govern the rights and obligations of the Parties.

ARTICLE 3.
Purchase and Sale

3.1.Subject to the terms and conditions of this Agreement and the conditions listed in Sections 3.7 and 3.8 hereof, on the Closing Date, the Sellers shall sell, assign and transfer to the Buyer, who shall buy, acquire and accept, for itself, all of the Shares of the Business in accordance with the following (together the “Purchases and Sales” and each individually a “Purchase and Sale”):
(a)IG Capital, validly represented herein in the manner described in the Preamble, shall sell, assign and transfer to the Buyer, who is also validly represented herein as aforesaid, and will buy, accept and acquire, for itself, the Shares described in Section 1.3(a).
(b)Cuatro R, validly represented herein in the manner described in the Preamble, shall sell, assign and transfer to the Buyer, who is also validly represented herein as aforesaid, and will buy, accept and acquire, for itself, the Shares described in section 1.3(b).
(c)Rivers, validly represented herein in the manner described in the Preamble, shall sell, assign and transfer to the Buyer, who is also validly represented herein as aforesaid, and will buy, accept and acquire, for itself, the Shares described in section 1.3(c).
(d)Brela, validly represented herein in the manner described in the Preamble, shall sell, assign and transfer to the Buyer, who is also validly represented herein as aforesaid, and will buy, accept and acquire, for itself, the Shares described in section 1.3(d).
3.2.The Purchases and Sales and their respective purchase price include all the outstanding stock options that the Sellers have a right to as of the Closing Date of Shares of BBR or of any other security that offers future rights to these Shares. All non-paying Shares that have been or will be distributed by BBR to its shareholders, regardless of their origin or denomination, and whose issuance or distribution is pending are also included, as well as the right over all assets, retained or accumulated profits from previous years and any other equity accounts that have not been distributed prior to this date or the Closing Date with respect to the Shares. As of the Closing Date, the Parties expressly waive their right to revoke each of the Purchases and Sales.
3.3.Closing. The payment of the Purchase Price of the Purchases and Sales defined in Article 4 of this Agreement by the Buyer to the respective Sellers, as well as the transfer of the Shares by the latter to the Buyer (the “Closing”), shall take place at the offices of Barros & Errázuriz Abogados, located at 2939 Isidora Goyenechea Ave., Floor 10, Santiago, Chile at 10:10 a.m., five business days after the conditions included in this Agreement have been fulfilled or waived by the party whose favor they are in, and no later than July 31, 2022, provided that such period may be extended once for a period of up to an additional 15 calendar days subject to the prior agreement of the Parties (the “Closing Date”).
3.4.The Shares being sold and assigned in this Agreement shall be transferred on the Closing Date after delivery and execution of the corresponding transfer of shares between the Sellers and the Buyer.

3.5.Together with the execution of this Agreement and the Purchase and Sale of the Shares, the Sellers hereby agree to deliver to the Buyer the following documents on the Closing Date:
(a)Share transfers regarding the Shares that are subject to each Purchase and Sale and the share transfer form by which the stock of Mr. Enzo Rivera Izam in the Subsidiary shall be transferred, substantially in the form attached hereto as Schedule 3.5(a), duly executed by each Seller;
(b)Letters of resignation as directors of the Company executed by the persons listed on Schedule 3.5(b), in the form set forth in such schedule;
(c)Receipt of payment of the price whereby each of the Sellers shall accept and acknowledge that they have received their share of the Purchase Price at Closing, substantially in the form attached hereto as Schedule 3.5(c), in cash, in its sole and entire satisfaction, and the price of the Purchases and Sales shall be deemed paid in full, notwithstanding the balances of the Purchase Price which shall be withheld as described in Section 4.3 and Section 4.5, and which shall be released in favor of the Sellers as set forth in such sections;
(d)Termination and settlement of the existing shareholders’ agreement between the Sellers with respect to their interest in the Company, substantially in the form attached hereto as Schedule 3.5(d);
(e)The share certificates referred to in Section 1.3, which were issued by the Company on behalf of each Seller and which represent the Shares sold;
(f)The Company’s Stock Ledger, where the transfer of Shares is recorded; the minutes of the board meetings (which shall be duly signed by the directors that participated in such meetings); and the minutes of the Company’s shareholders’ meetings evidencing the approval of the Company Financial Statements for the last 4 years and 2021;
(g)Original signed contract with INGENIERÍA E INFORMÁTICA ASOCIADA LIMITADA (“IIA”) data center service provider (“Critical Provider Agreement”), which shall at least include the conditions set forth in Schedule 3.5(g) (the “Essential Conditions”).
Regarding the Critical Provider Agreement, in addition to including the Essential Conditions, the Sellers agree that they shall submit, during a term not greater than thirty (30) days from the date of this Agreement (which may be extended upon request of any of the parties for fifteen (15) additional days), the final draft of the form for the consideration and approval of the Buyer, which shall not be unreasonably withheld. The Buyer shall inform if it considers this condition fulfilled or not.
(h)The regulation of [***] open source licenses [***] (hereafter, the “Regulation of Open Source Licenses”) that are part of the findings of the technological due diligence repot prepared by the Technology Provider (hereafter, the “Technological Due Diligence Report”), either through the replacement or purchase of rights for commercial use.
3.6.At Closing, the Buyer shall deliver to the Sellers the share transfers regarding the Shares being sold in each Purchase and Sale and with respect to Mr. Enzo Rivera Izam’s stock in the Subsidiary, duly executed by the Buyer substantially in the form attached hereto as Schedule 3.5(a);

3.7.Buyer’s obligation to consummate the Closing is subject to the satisfaction or waiver by the Buyer, prior to or at the Closing, of each of the following conditions:
(a)The regulatory authority of the Federal Reserve System (the “FED”), which has jurisdiction and oversight authority over the Buyer, shall have authorized Buyer to acquire 100% of BBR;
(b)The Sellers shall have delivered, or caused to be delivered, to Buyer all documents listed in Section 3.5 above;
(c)The representations and warranties of the Sellers included in this Agreement and in any certificates delivered pursuant to this Agreement shall be true as of the Closing Date. In any case, it is herein set forth, that with respect to the representations and warranties contained in Sections 5.6(f) (except with regards to Enzo Rivera Izam and Igor Rafaeli Bakulic), 5.6(h) with respect to the celebration of the stockholders meeting for year 2022 that must be held by law during the first trimester of the year, 5.12(a), (d), (f), (g) and (h), 5.14(b) and (c)(v), 5.16 and 5.18(e) and (i), following the period from the date of this Agreement to the Closing Date, there may be certain minor alterations that in no case shall affect the principal purpose of this Agreement as long as they are verified to be in the ordinary course of the development of the Business of the Company; and
(d)The Sellers shall have performed their obligations regarding the operation of the Business as set forth in Section 7.5 below.
3.8.Sellers’ obligation to consummate the Closing is subject to the satisfaction or waiver by the Sellers, prior to or at the Closing, of each of the following conditions:

(a)The FED, which has jurisdiction and oversight authority over Buyer, shall have authorized Buyer to acquire 100% of BBR;
(b)The Buyer shall have delivered, or caused to be delivered, to the Sellers the stock transfers listed in Section 3.6;
(c)Buyer shall have paid the Purchase Price; and
(d)The representations and warranties of the Buyer included in this Agreement and in any certificates delivered pursuant to this Agreement shall be true as of the Closing Date.
ARTICLE 4.
Purchase Price

4.1.Purchase Price. The purchase price for all of the Shares being sold pursuant to the Purchases and Sales (the “Purchase Price”) amounts to the total of $48.600.000.000, which, in accordance with the Shares described in Section 1.3 above, corresponds to approximately $291.594.168 per Share. At Closing, the Buyer shall pay to the Sellers the amounts set forth in Section 4.2 below by transfer of funds to each Seller’s checking account (as detailed in Schedule 4.1), with a portion of the Purchase Price subject to withholding as set forth in Section 4.3 and Section 4.5 below.
4.2.Specific Purchase Prices. In accordance with the respective Shares that each of the Sellers will sell to the Buyer, the following purchase prices shall correspond to each of the Purchases and Sales:

(a)The purchase price for the Shares of IG Capital amounts to a total of $27.202.819.944, with the amount of $2.720.281.994 being withheld;
(b)The purchase price for the Shares of Cuatro R amounts to a total of $1.956.596.868 with the amount of $195.659.687 being withheld;
(c)The purchase price for the Shares of Rivers amounts to a total of $11.177.970.840 with the following amounts being withheld: (i) $1.117.797.084 and (ii) $1.215.000.000. The amount withheld under subsection 4.2(c)(i) shall be paid in accordance with the terms set forth in Section 4.3. The amount withheld under subsection 4.2(c)(ii) shall be paid after 12 months following the Closing Date in accordance with and subject to compliance with the terms and conditions established in Section 4.5 below; and
(d)The purchase price for the Shares of Brela amounts to a total of $8.262.612.348 with the following amounts being withheld: (i) $826.261.235 and (ii) $607.500.000. The amount withheld under subsection 4.2(d)(i) shall be paid in accordance with the terms set forth in Section 4.3. The amount withheld under subsection 4.2(d)(ii) shall be paid after 12 months following the Closing Date in accordance with and subject to compliance with the terms and conditions established in Section 4.5 below.
4.3.Withholding.
The Parties agree that a portion of the Purchase Price referred to above, amounting to $4.860.000.000 (hereinafter, the “Withholding Amount”) equivalent to 10% of the Purchase Price, made up of the sum of (i) $2.430.000.000, which shall be paid to each of the Sellers proportionally 12 months after the Closing Date; (ii) $1.458.000.000, which shall be paid to each of the Sellers proportionally 24 months after the Closing Date; and (iii) $972.000.000, which shall be paid to each of the Sellers proportionally 36 months after the Closing Date, shall be delivered on the Closing Date by the Buyer to Mr. Patricio Raby Benavente, notary public holder of license number Fifth of the Notary of Santiago, as custodian of the Withholding Amount (the “Withholding Agent”). The Withholding Amount is intended to ensure compliance with the (i) payment obligation of the Sellers of the Indemnifications, in accordance with the provisions of Article 8 of this Agreement, and (ii) the potential adjustments to the Purchase Price, in accordance with the provisions of Section 4.4 of this Agreement. Attached as Schedule 4.3 to this Agreement are the notary public instructions which shall be signed by the Withholding Agent (the “Withholding Instructions”) as of the Closing Date.
The funds constituting the Withholding Amount shall be invested in 90-day, adjustable and renewable term deposits. In the case that it is necessary to have the deposit for a longer term to preserve the amount of development units, this term may be extended. The Withholding Agent shall keep custody of and release such funds and the corresponding interests in favor of the Sellers or the Buyer, subject to the following:
(a)Twelve months after the Closing Date, the Withholding Agent shall deliver to the Sellers, subject to the proportions established in Section 4.2, the greater of (a) zero and (b) $2.430.000.000, minus the value of any existing Claim as of such date and/or the amount that would have been delivered to Buyer under Section 7.5;
(b)Twenty-four months after the Closing Date, the Withholding Agent shall deliver to the Sellers, on a pro rata basis, the greater of (a) zero and (b) $1.458.000.000, minus the value of any existing Claim as of such date; and

(c)Thirty-six months after the Closing Date, the Withholding Agent shall deliver to the Sellers, on a pro rata basis, the greater of (a) zero and (b) $972.000.000, minus the value of any existing Claim as of such date.
(d)If within the periods indicated in the preceding paragraphs, the Buyer notifies in writing to the Withholding Agent of the existence of any Claim as indicated in Section 8.5 hereof that has not yet been resolved or paid for as stipulated in this Agreement, the Withholding Agent shall withhold the amount indicated in the respective Claim until:
(x) the Buyer and the Sellers have delivered to the Withholding Agent a joint written instruction on how to proceed; or
(y) the Withholding Agent (i) determines by final and enforceable judgment how to proceed with respect to the Withholding Amount. If an arbitration award indicates that the Sellers must pay a specific amount to the Buyer, the the Withholding Agent shall deliver to Buyer such specific amount; and/or (ii) a certificate from the Independent Auditor, or the company that adjusts the Purchase Price pursuant to the provisions of Section 4.4 of this Agreement, which establishes how to proceed with the payment of the Adjustment Amount.
(e)In the event that a pending Claim is resolved on or before the date of the aforementioned disbursements, and the amount determined in the resolution of a Claim to be paid to the Buyer is less that the amount withheld, the Withholding Agent shall proceed to refund the Sellers the corresponding difference.
(f)If within the period established in Section 7.6, the Buyer notifies in writing to the Withholding Agent the failure to execute one or more Contracts to be Executed, the Withholding Agent shall deliver to Buyer the appraised amounts for noncompliance as set forth in Section 7.6 as long as:
(x) the Buyer and the Sellers deliver to the Withholding Agent a joint written instruction of how to proceed; or
(y) the Buyer delivers to the Withholding Agent a written instruction and the Sellers do not oppose in a well-founded manner within the next 5 days.
4.4.Adjustments to the Purchase Price due to Financial Debt and Working Capital. The Parties agree that the Purchase Price set forth in Section 4.1. herein will be adjusted, after the Closing Date, in accordance with the following provisions.
(a)The Parties state that the Purchase Price considers that the Company has a Target Financial Debt, as such term is hereafter defined, equal to $0 (the “Target Financial Debt”) with a Target Cash Flow, as such term is hereafter defined, equal to $535.000.000 (the “Target Cash Flow”) and a Target Working Capital, as such term is hereafter defined, equal to $1.700.000.000 (the “Target Working Capital”).
(b)For purposes of this Section 4.4, the following terms shall have the meanings set forth below:
“Working Capital Adjustment” means the difference between the Closing Working Capital and the Target Working Capital, which if the Closing Working Capital is greater than the Target Working Capital will be a positive number, and if the Closing Working Capital is less than the Target Working Capital, will be a negative number.

“Closing Cash Flow”, means, on the Closing Date, the amount in CLP (expressed as a positive number), resulting from adding the cash and cash equivalents of the Company, excluding any check issued pending collection, contribution or capital contribution made by the Buyer on the Closing Date, in each case in accordance with what is indicated in the Company’s balance sheet on the determined date, prepared in accordance with the International Financial Reporting Standards (“IFRS”).
“Closing Working Capital” means, on the Closing Date, the amount in CLP (expressed as a positive or negative number) resulting from the sum of: (a) the sum of the Company’s current assets (excluding cash and cash equivalents, net of checks issued), minus, (b) the sum of the Company’s current liabilities (excluding any item considered in the definition of Closing Financial Debt), minus, (c) the sum of current accounts receivable and payable related to the income tax (net), minus, (d) the accounts payable related to the lease of the offices, in each case according to what is indicated in the Company’s balance sheet on the determined date prepared in accordance with IFRS. For purposes of this definition, an illustrative example of the Closing Working Capital of the Company calculated by way of example with the amounts at the closing of October 2021 is included in Schedule 4.4(b).
“Closing Financial Debt” means, on the Closing Date, the amount in CLP (expressed as a positive number) resulting from the sum of: (i) all the credit obligations of the Company, including obligations under contracts or titles of credit and the amounts disbursed under any line of credit, and (ii) debts of the Company’s overdue obligations with suppliers, excluding items included in the calculation of Working Capital, in each case in accordance with what is indicated in the balance sheet of the Company at the determined date, prepared in accordance with IFRS.
“Closing Price Adjustment” means an amount equal to the sum of, which may be a positive or negative number, of (a) the Working Capital Adjustment, which may be a positive or negative number, plus (b) (i) the Target Financial Debt less (ii) the Closing Financial Debt, the result of which may be a positive or negative number, plus (C) (i) the Closing Cash Flow less (ii) the Target Cash Flow, the result of which may be a positive or negative number.
(c)No later than fifteen (15) days of the following month after the Closing Date, the Sellers shall deliver to the Buyer a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), in accordance with IFRS. Based on such Closing Balance Sheet, the Buyer shall have thirty (30) days to review the Closing Balance Sheet and prepare a report with the calculations of the Closing Price Adjustment and the amount of the same (the “Adjusted Amount”).
(d)The Sellers will have thirty (30) days upon receipt of the report with the calculation of the Closing Price Adjustment and the Adjusted Amount for their review (the “Review Period”).
(e)In the event that the Sellers disagree with the Closing Price Adjustment, or the Adjustment Amount, the Sellers may send a notice to the Buyer (the “Notice of Contention”) during the Review Period, describing the points of contention, the basis for such disagreement and the amount proposed by the Sellers in that regard (hereafter, the “Points of Contention”). If the Sellers do not deliver a Notice of Contention before the end of the Review Period, the Closing Price Adjustment will be considered accepted by the Sellers and will be final and binding on the Parties.

(f)Once a Notice of Contention has been delivered, the Parties shall have a period of twenty (20) days from the delivery of said notice to try in good faith to agree on any of the Points of Contention (the “Negotiation Period”). If the Parties are able to agree on any of the Points of Contention, the agreement of the Parties with respect to those Points of Contention will be determined in that way and will be binding on the Parties.
(g)Otherwise, and having elapsed the Negotiation Period indicated in paragraph (f) above, without an agreement between the Parties regarding all the Points of Contention, the Parties agree to hire, within five (5) business days following the Negotiation Period, the company KPMG Auditores Consultores SpA as independent auditor or, if the latter is unable or unwilling to act, the company Pricewaterhousecoopers Consultores Auditores SpA is appointed, or if the latter is also unable or unwilling to act the company EY Audit SpA (the “Independent Auditor”) to decide on the Points of Contention. Notwithstanding the foregoing, within ten (10) days after the expiration of the Negotiation Period, the corresponding Party must pay the other the undisputed amounts of the Closing Price Adjustment.
(h)For purposes of the decision regarding the Points of Contention indicated in letter (g) above, the Parties will instruct the Independent Auditor to prepare a report with its determination regarding the unresolved Points of Contention as soon as possible, and in any case, within a maximum period of thirty (30) days from the date the Independent Auditor was hired. The Buyer, for its part, and the Sellers, on the other, will send the Independent Auditor, together with its contract, a document describing their calculations of the Points of Contention and the information and arguments that support each of their positions.
(i)Once the maximum term of thirty (30) days to decide the Points of Contention has elapsed, or once the Independent Auditor has concluded with the determination of the same and, consequently, determined the Closing Price Adjustment, the Independent Auditor shall send a report simultaneously to both Parties, notifying them of his decision, said decision being final and binding for the Parties, without the right to appeal or claim. The costs and fees for the work carried out by the Independent Auditor will be borne by both Parties in equal parts, unless the Independent Auditor’s determination differs by less than ten percent (10%) of the Closing Price Adjustment determined by the Buyer, in which case the costs and fees of the Independent Auditor will be borne by the Sellers.
(j)Once the determination of the Closing Price Adjustment has been made, the Price shall be adjusted as follows:
(i)If the Adjusted Amount is negative, the Sellers shall reimburse the Buyer the Adjusted Amount, as a lower selling price of the Shares;
(ii)If the Adjusted Amount is positive, the Buyer shall pay the Sellers the Adjusted Amount, as a higher purchase price of the Shares.
(iii)The amount that each Party must pay or receive, as applicable, shall be determined in accordance with the percentages of the Shares acquired or disposed of with respect to the total number of Shares and shall pay within 20 days since the Adjusted Amount is totally or partially determined in accordance with Section 4.4.
(iv)If, after the 20-day period indicated above, the Sellers have not paid the Adjusted Amount, according to the percentage that corresponds to each of them, the Buyer may, after the issuance of a certificate by the Independent Auditor, request the Withholding Agent the payment of the Adjusted Amount with part of the funds constituting the Withholding Amount, being the Sellers obliged to replenish such released funds within a period of thirty (30) days from their release.
(v)In the event that the Adjusted Amount is not replenished by the Sellers, or paid by the Buyer within the term indicated above, it will accrue interest equal to the maximum conventional interest permitted by law on the due date of the referred payment obligation, until the corresponding amount is duly paid or reimbursed.
Once the payments are made in accordance with the provisions of this Section 4.4, the Purchase Price will be understood to be automatically adjusted, and, consequently, the price paid for each of the Shares, in the corresponding proportion.
4.5.Differed payment and special withholding of the price to (i) Rivers and (ii) Brela. Given, among other considerations, the important positions held in the Company by Mr. Enzo Rivera Izam and Mr. Igor Rafaeli Bakulic, both representatives of Rivers and Brela, respectively, the amounts indicated in Section 4.2(c)(ii) and Section 4.2(d)(ii) shall be withheld by the Withholding Agent in accordance with the notary instructions attached hereto as Schedule 4.5, which shall be subject to the same investment rules provided with respect to the Withholding in the previous Section 4.3. Such amounts shall be paid to each of Rivers and Brela, subject to compliance with the following conditions:
(i)The amount of $1.215.000.000 shall be paid by the Withholding Agent to Rivers at the end of the 12-month period after the Closing Date, if at the end of such 12-month period: (a) Mr. Enzo Rivera Izam remains an employee of the Company, and (b) the revenues of the Company for year 2022 are equal to or greater than $8.735.250.000 (for purposes of this paragraph, revenues of the Company shall mean all the revenues derived from the sales of the Business of the Company);
(ii)The amount of $607.500.000, shall be paid by the Withholding Agent to Brela at the end of the 12-month period after the Closing Date, if at the end of such 12-month period: (a) Mr. Igor Rafaeli Bakulic remains an employee of the Company, and (b) the revenues of the Company for year 2022 are equal to or greater than $8.735.250.000 (for purposes of this paragraph, revenues of the Company shall mean all the revenues derived from the sales of the Business of the Company);
(iii)In both cases, for the differed payments to Rivers and Brela, respectively, to operate, Mr. Enzo Rivera, in the case of Rivers, and Mr. Igor Rafaeli, in the case of Brela, shall duly perform their respective functions and hold their respective positions in the Company, as they have been performing such functions and holding such positions for the adequate development of the Business, notwithstanding the other functions or tasks that may be assigned occasionally to them as employees of the Company and that are agreed by the parties, which shall not be unreasonably rejected;
(iv)It is expressly established that while each performs their respective duties and functions, they shall be paid their respective remuneration and the other working conditions in force as of the date of this Agreement shall be respected;
(v)In the event that any of Mr. Enzo Rivera or Mr. Igor Rafaeli do not comply with the conditions set forth above (Section 4.5(i) for Mr. Rivera and Section 4.5(ii) for Mr. Rafaeli), or they resign or refuse to duly perform their respective functions and hold their respective positions in the Company, the differed payment shall not be made in favor of Rivers or Brela, as applicable, and such payment shall be adjusted for this only circumstance from the purchase price of the sale of the shares of Rivers or Brela respectively on the Closing Date. As a consequence, the Withholding Agent shall deliver all withheld amounts to the Buyer in accordance with the notary instructions;
(vi)The parties agree that in the case of termination of the employment relationship between the Company and Mr. Enzo Rivera or Mr. Igor Rafaeli, for the reasons listed in or Article 161 of the Labor Code, the Withholding Agent shall pay Rivers and Brela, as applicable the withheld amounts within 30 days from said termination. The same shall happen in the event that the employment relationship ends due to death or supervening disability of the employee, in which case the differed payment shall be made to the successors of such employee.
4.6.Seller’s Representative.
(a)Pursuant to this Agreement, the Sellers confer a special irrevocable authorization to Mr. Sergio Gutiérrez Garcia, who has been previously described, in accordance with the norms contained in Article 241 of the Commercial Code, so that he may represent them with the broadest powers regarding all communications and notifications that must be made or received in compliance with this Agreement or that are related to it, as well as to grant on their behalf all the authorizations that are contemplated herein.
(b)The principals now release the authorized representative from the obligation to report back. This authorization shall be free of charge.
(c)The Parties expressly state that, as it is in the interest of the Buyer, this authorization may not be revoked without the Parties’ express authorization, which must be granted in advance and in writing. In addition, and in the event of death or supervening disability of the agent to act as Representative of the Sellers, the Sellers shall be required to grant a new agency contract with similar terms to those contained in this Section 4.6 subject to providing a prior proposal of the agent to Buyer and the Buyer accepting such proposal.
(d)Pursuant to this Agreement, Mr. Sergio Gutiérrez García, who has been previously described, declares that he expressly accepts the authorization granted to him in this section and agrees not to resign without the consent of the Buyer, for whose benefit this authorization has been established.
ARTICLE 5.
Representations and Warranties of the Sellers

The Parties establish that the Buyer has appeared in the execution of this Agreement, taking into consideration the representations and warranties established in this clause, which are formulated by the Sellers in benefit of the Buyer and as an essential part to the execution of this Agreement.
Based on the foregoing, by means of this Agreement, the Sellers, duly represented as established in the Preamble, declare, and guarantee jointly to the Buyer, both with respect to themselves and to the Company, the following:

5.1.Organization and Authorizations.
(a)The Sellers (i) are companies domiciled in Chile, validly created and currently existing; and (ii) have the powers and authorizations required to subscribe and execute this Agreement and its Schedules, for which they do not need additional company authorizations, authorizations by a third party or creditor, authorizations by any jurisdiction, nor notifications prior to the execution of this Agreement, neither for the execution of this Agreement nor for the fulfillment of the obligations herein contained, which are all within their faculties. As a result, this Agreement is valid and binding to the Sellers, without infringing any laws or regulations, judicial order, protective remedy, order or binding decree, or any contractual stipulations or voluntary unilateral declarations formulated in favor of any person.
(b)The Company is a stock corporation, validly created and currently existing in accordance with the laws of Chile, and the modifications to any statutes are valid and in compliance with the law.
5.2.Absence of Violations. The Sellers hereby declare that the subscription and execution of this Agreement (i) does not infringe nor does it constitute a violation to their bylaws, the Company bylaws, nor to any protective remedy, embargo, or contractual obligations of the Company, nor to the Company’s shareholders’ agreement; and (ii) does not constitute and infraction to the legal or regulatory norms binding the Company.
5.3.Company Capital and Shares. The Company’s capital is $5.394.470.388, divided into 166.670 ordinary shares. Furthermore, the Company Shares that are sold under this contract represent the totality of the shares, are validly issued, and are currently in compliance with legal and its bylaws. The Sellers are the only shareholders of the Company, as indicated in Section 1.3 of this Agreement. Furthermore, the shares issued by the Company are fully paid, free of any liens, prohibitions, embargos, judicial claims, protective remedies, conditions, conditional sales, or sales subject to a specific time period, preferential rights in the Company’s shares, real or personal rights in favor of any third parties to acquire any shares, including options or rights to acquire shares nor for the capitalization of credits against the Company, and there is no other circumstance that impedes or limits the free transfer or sale of the Shares of the Company.
5.4.Subsidiary’s Capital and Shares. The Company participates and owns 999 of the 1.000 Shares in which BBR Perú’s (the “Subsidiary” and when referred to as one entity with the Company, the “Companies”) capital is divided. The Subsidiary is validly and currently existing in accordance with the laws of Peru. To this date, the only shareholders of the Subsidiary are the Company, owner of 999 shares and Enzo Rivera Izam, owner of 1 share, all of which represent 100% of the Subsidiary’s capital. Furthermore, the Subsidiary’s shares represent the totality of the issued shares, have been validly issued in compliance with applicable laws and its bylaws, and are fully paid, free of any liens, prohibitions, embargos, judicial claims, protective remedies, conditions, conditional sales, or sales subject to a specific time period, preferential rights in the Company’s payment procedures, real or personal rights in favor of any third parties to acquire any shares, including options or rights to acquire shares nor for the capitalization of credits against the Company, and there is no other circumstance that impedes or limits the free transfer of the Subsidiary’s shares.
5.5.Financial Statements. Schedule 5.5 contains copy of the Company’s consolidated financial statements as of December 31, 2021 and December 31st, 2020 (audited) (the “Financial Statements”), which:
(a)have been prepared according to the IFRS norms applicable in Chile and are consistent with the Company’s accounting books and records;

(b)accurately represent, in every relevant aspect, the Company’s financial condition and the results of its operations as of the date of such statements, including its assets, liabilities, contingencies, obligations, results, and the variances in its assets in compliance with the IFRS norms applicable in Chile, under which the Financial Statements were prepared;
(c)reasonably comply with the obligations and statutory, legal, and contractual requirements enforceable against the Company;
(d)do not contain any relevant effects resulting from operations or transactions outside of the ordinary course of the Company’s Business, except for those indicated in the Financial Statements;
(e)contain values for the assets necessary for the Companies’ development which are consistent with their historical cost, having been acquired within market conditions, and depreciated according to the IFRS norms applicable in Chile, taking into consideration depreciation policies that account for use, lifespan, and residual value of such assets, according to the IFRS norms previously indicated; and
(f)contain provisions consistent with the IFRS norms applicable in Chile, and that the Company has applied in the past with respect to uncollectible or questionable debtors, obligations and debts (real, contingent and other), including tax obligations, obligations with related enterprises, and existing financial commitments to such date, amongst others. All the reserves included in the Financial Statements adequately and sufficiently reflect the amounts of such obligations and debts, in compliance with the IFRS norms applicable in Chile.
5.6.Absence of Undisclosed Liabilities. The only debts or obligations of the Companies are the ones reflected in the Financial Statements, notwithstanding those debts incurred after the closing of the Financial Statements during the ordinary course of the Companies’ Business activities. None of the debts found in the Financial Statements nor the ones incurred after the closing of such statements during the ordinary course of Business are legally due and payable. Except as provided in the Financial Statements, the Companies do not maintain any debt or liability outside of the general balance sheet in the Financial Statements which, could reasonably have, individually or collectively, an important and adverse effect on the Business, assets, debts, financial condition, or results of the Company’s operations.
5.7.Subsequent Events after December 31, 2021. After December 31, 2021, and except as described in Schedule 5.7, the Companies:
(a)have developed their operations within the ordinary course of their Business, according to their corporate purpose, in a manner consistent with the development of their Business in the past, and have not executed contracts nor incurred commitments outside of the ordinary course;
(b)have not experienced any relevant and negative impairments that impact their billing, financial or commercial position, except for the seasonal variances typical of their Business;
(c)have complied with the entirety of their obligations to their creditors, except for the infractions or minor breaches that have been rectified to this date and that do not have nor will they have negative effects for the Company, including collecting accounts payable from their debtors in the ordinary course of their Business;

(d)out of the ordinary course of their Business, the Companies have not executed contracts, acquired or sold assets, nor have they pledged such assets nor established liens or encumbrances over such assets or over the rights to such assets;
(e)have not acquired any debts outside of the ordinary course of their Business, acquired long-term debts, altered in a substantial way their total debt levels with respect to what is established on the Financial Statements as of such date, renegotiated their existing obligations, committed to payments without a consideration nor to extraordinary severance payments, appeared as guarantors, codebtors, nor given guarantees of any kind;
(f)have not modified or terminated their existing contracts with their Principal Executives, entered into new collective bargaining agreements, paid severance in advance to their employees or granted new benefits to employees or Principal Executives subject to different terms to the ones already contained in the contract or collective bargaining agreements;
(g)have not executed contracts with Related Persons, made payments to them other than the existing debts, compensations already agreed to with their respective executives, dividends distributed to their shareholders, and directors’ allowance, and to this date, do not owe any pending accounts payable nor other payment obligations to such Related Persons;
(h)have not held a meeting of the Company’s shareholders, agreed on any shareholder meetings or in a Company board of directors meeting the distribution of dividends of any kind, raises in capital or payment issuances, nor agreements that allow for the right to retire, or that as a consequence, modify the Company’s capital or bylaws;
(i)have paid their obligations, expenses, and accounts receivable, and have executed the collection of credits and accounts payable, according to past Company practices, including the corresponding municipal patents, permits, and relevant authorizations of any kind, necessary for the development of their Business and operations, in the way that to date they have done so, all of which are valid, up to date on their payments, and subject to renewal; and
5.8.Accounting Books and Records. The Companies maintain their accounting books and records in accordance with applicable legal and regulatory standards.
5.9.Accounts Receivable. The Companies have originated the accounts receivable that appear in the Financial Statements through effective commercial operations, in the ordinary course of its Business. Furthermore, those accounts receivable that consist of written certificates or instruments are valid and enforceable according to their terms.
5.10.Assets. Except as set forth in Schedule 5.10, the Companies (i) own the assets considered to be their property in the Financial Statements and the inventories that appear in their books and records, notwithstanding those that have been sold, transferred or perished within the ordinary course of their Business, subject to market conditions, and in a manner consistent with past practices; (ii) possess such property and assets free of any liens, encumbrances, prohibitions, limited or restricted ownership or to the exercise of all the rights inherent therein, third-party rights for their use or for any benefit derived from them, except with respect to those given in use or leased to third parties in the ordinary course of the Business of the Companies, consistent with past practices; and (iii) generally maintain the aforementioned assets in good conditions in order to serve their purpose, notwithstanding their normal deterioration in accordance with the legitimate and appropriate use of the assets in accordance with their purpose.

5.11.Intellectual and Industrial Property and Data Privacy.
(a)The Company is the sole and exclusive owner of all licenses, source codes, trade names, trademarks, logos, trade secrets, industrial models, copyrights and other elements related to the products and services that it markets, licenses or distributes, and of the patents, designs, models and any other intangible assets acquired, developed or registered by the Company or licensed by it, including Internet domain names and applications for registration or renewal of registration of trademarks, which constitute the totality of the intellectual and industrial property used by the Company in the development of its Business (hereinafter all together the “Intellectual and Industrial Property”). The Subsidiary does not own Intellectual and Industrial Property. Schedule 5.11 contains a complete list of all the Intellectual and Industrial Property of the Company, and a list of all the software licenses of any computer program used by the Company in its operations. This Intellectual and Industrial Property is sufficient and adequate to carry out its activities and will not be affected by the change of ownership of the Shares that are the object of this Agreement. The Company has not received notifications or claims from any court, authority or government office stating that the Company has infringed any industrial or intellectual property right of third parties, nor have any claims been initiated in this regard, nor, to its best knowledge, does it understand there is a threat that these procedures will be initiated against the Company. In relation to the foregoing, the Company has complied and complies with all provisions and obligations regarding intellectual and industrial property, especially Act No 17.336 on Intellectual Property and Act No 19.039 on Industrial Property and is up to date on the payment of any amount that has been claimed or settled by the intellectual property rights management entities;
(b)no current or former officer, director, shareholder, or employee of the Company, nor any spouse, civil partner, child or other relative of any of foregoing, is an owner, holder, licensee, or beneficiary in any way, directly or indirectly, totally or partially, of the Intellectual and Industrial Property of the Company, or has been the subject of claims regarding the foregoing;
(c)except as indicated in Schedule 5.11(c), the Company is the sole owner of all its Intellectual and Industrial Property rights, which are free of any encumbrances, liens, prohibitions, seizures, garnishments, litigation, domain restrictions, rights of use or preferential rights of third parties, are free of any licenses or authorizations in favor of third parties (except for those granted to its clients within the ordinary course of its Business), whether paid or free, and the obligation to make any payment to any person in exchange for its use. Neither the ownership nor the validity of the Intellectual and Industrial Property is currently the subject of questioning in a pending litigation or whose commencement has been threatened in writing to the Company. No third party has interfered, infringed, made improper use, or in any other way entered into conflict with the Intellectual and Industrial Property;
(d)the Company is the sole owner or licensee, as the case may be, of all the software and licenses necessary for the execution of its Business (the “Software Licenses”) without the existence of any type of exclusivity or non-compete provisions that may limit the ability of the Companies to offer their products, provide their services and carry out their commercial activities in any geographical area or using other software or different applications. The software owned or used by the Companies does not contain or derive from open-source license codes, shareware, freeware, copyleft or similar software.
(e)For purposes of the technology due diligence requested by the Buyer, the Companies represent that they have made available to a provider designated by the Buyer (the “Technology Provider”), a directory of the third-party codes, including open source codes used in connection with the Company’s products that are listed in the respective POM.XML files for each project and/or module.

(f)The Company and its Subsidiary have complied and are in compliance with all the provisions and substantial obligations related to the protection of personal data, especially but not limited to Act No 19.628 on the Protection of Private Life, and in the event of having processed personal data, they have obtained all the necessary consents and authorizations from the clients for such use, and have executed all the required mandates for which they are responsible; and
(g)the Companies have not received notifications from any court, authority or government office indicating that they have violated any right related to the data processing of any individual, nor has any procedure been initiated in this regard against them. To the best of the Sellers’ knowledge and belief, there are no threats of any proceedings that will be initiated against the Companies.
5.12.Real Property of the Company.
(a)The Company does not own any real property;
(b)With respect to the real property that the Company uses as a mere holder or acknowledging the ownership of others as stated in Schedule 5.12, and except for what is specified in the such Schedule, it has a validly executed contract or an authorization of use from its legitimate owner or sub-lessor, as appropriate, with such contracts currently performed and in force up to this date.
5.13.Material Contracts.
(a)The Material Contracts that are currently in effect are listed in Schedule 5.13 of this Agreement. For purposes of this Agreement, Material Contracts shall be considered those contracts, agreements and commitments, whether written or verbal, including such unilateral agreements of the Companies, of any kind, that (i) represent determined or contingent obligations or payment commitments, by or in favor of the same, for an amount that exceeds CLP 100.700.000 per year; or (ii) that are important for the development of the Company’s Business, its financial position or whose absence would prevent or substantially hinder the development of the Company’s Business (the “Material Contracts”);
(b)The Companies have complied with all the obligations that result from the Material Contracts;
(c)The Companies are not parties to any Material Contract that contains any clause or exceptions that provide for its early termination, or that allow any party to review or modify its terms, or demand the payment of fines, compensation, damages or losses, as a consequence of the execution or fulfillment of this Agreement;
(d)The Material Contracts listed in Schedule 5.13 are the only contracts to which the Companies are parties to, which are part of the ordinary course of the Business of the Companies, as applicable, and their terms are consistent with the Companies’ past commercial and operational practices;
(e)The Companies have not executed any documents or agreements in favor of banks for the payment of current third-party loans;
(f)The Companies have not received notice or written claim of termination, resolution, nullity, or breach of any Material Contract, except those listed in Schedule 5.13(f);

(g)The Companies are not in breach of any Material Contract to which they are parties and from which they obtain the use or benefit of goods, assets or services that are individually considered essential for their Business, and are up to date in the payment of all rent, amount or Benefit due under them, and their respective counterparties are not in breach of their obligations under such contracts, nor are there or have there been breaches that may lead to the early termination of such contracts by any of their parties; and
(h)All the Material Contracts are duly registered in the Companies’ accounting records, as applicable, and are therefore reflected in the Companies’ Financial Statements in accordance with IFRS rules.
5.14.Contracts and operations with related persons. Except as provided in Schedule 5.14, (i) the Companies do not owe any obligation to their Related Persons, nor are they parties to other contracts with such persons which are in force or from which obligations may arise in the future; and (ii) the Companies do not have any accounts receivable from any Related Person.
5.15.Labor and pension matters.
(a)The Companies have substantially complied with all legal and regulatory labor and pension laws applicable to their operations in all relevant aspects.
(b)A list of all of the Companies’ employees is set forth in Schedule 5.15, which includes the name, unique tax number or equivalent identification number, date of hiring and monthly gross salary of each employee. Schedule 5.15 also contains a detail of all the contractors and service providers of the Companies, including the unique tax or equivalent identification number, contract date and contract price of each.
(c)The Companies (i) are up to date in the payment of salaries and benefits agreed upon with their employees with whom they have entered into employment agreements, as well as with the applicable tax, social security and medical insurance withholdings; (ii) the Companies do not have substantial liabilities or contingencies in relation to employees who have rendered services to the Companies during the last three years, whose employment agreements were duly terminated for cause after payment of all benefits due; (iii) the Companies do not have collective bargaining processes that are in progress; (iv) the Companies have not been notified in the last three months of the formation of unions or the start of currently pending collective bargaining processes; (v) the Companies have not been notified of investigations or requests by administrative authorities or state agencies in relation to compliance with legal or regulatory standards regarding labor and pension matters; (vi) the Companies do not have special agreements or terms in the employment agreements, such as terms regarding compensation, incentives, equity participation schemes or stock options, agreements on compensation for years of service, deferred compensation or other similar agreements or plans that benefit employees in conditions that are outside of market practices; (vii) the Companies have entered into employment agreements in accordance with applicable law with all those persons who have been contracted to provide services as employees subject to direct subordination and dependence on the Companies; and (viii) in the last 5 years there have been no serious occupational accidents involving the Companies’ employees, or involving employees of their contractors or subcontractors who perform services in the Companies’ premises.
(d)The Companies have carried out the reviews and requested the documents required by law regarding compliance with their labor and pension obligations accrued to date under their agreement, without detecting any breach of such obligations that have not been resolved as of the date hereof or of which there are pending obligations or commitments as of the date hereof according to the aforementioned documents.

(e)In such cases where the Company has given out loans to its employees, such loans are duly documented and fully enforceable pursuant to their terms with regards to each employee.
(f)Except for the benefits that the employees are entitled to have of a day off on their birth date and the complimentary health and life insurance that the Company maintains with BICE Vida, all of the benefits given by the Company to its employees are duly documented and incorporated in their respective employment agreements, outside of which there are no other benefits that may be considered implied by complying with the conditions of (a) repetition in time, that is, them having been granted permanently over time and for a significant period, and (b) that the foregoing is the will of the parties, both the employee and the employer being aware of the fact of granting the benefit as such, without expressing disagreement in this regard.
For purposes of this Section 5.15 and the following Section 5.16, compensation is understood as all the sums that must be paid by the Companies to their employees by virtue of the employment agreements entered into with them, including through collective contracts or that by legal mandate must be considered as such, excluding those that, in accordance with any applicable law, do not constitute compensation.
5.16.Principal Executives. The Buyer has been given true and complete copies of all the employment agreements corresponding to the Principal Executives of the Company which are in force as of the date hereof, and of all their subsequent modifications, as well as a spreadsheet with the agreed salaries, contracted services and their respective commencement and termination dates.
5.17.Litigation. The Companies (i) are not parties to and have not been notified of any lawsuit, claim, request, or petition against them that is in force or in progress as of the date hereof, nor have they received written claims from third parties with allegations that reasonably allow for the stay of the initiation of judicial actions; (ii) to the best of Sellers’ knowledge and understanding, no investigation by state or administrative authorities is in progress with respect to the Companies, nor has any audit, review or oversight process by such authorities been formally notified to the Companies or to the Sellers; (iii) there are no judicial rulings issued by any ordinary, special or arbitration court in trials, litigation or completed procedures, nor opinions, official letters or resolutions issued by administrative authorities, which are pending compliance; and (iv) to the best of Sellers’ knowledge and understanding, there are no criminal procedures or trials, as well as investigations or complaints related to acts constituting a crime, derived from the actions of the Companies, their representatives or their employees and that are related to the Companies or their Business.
5.18.Computer and Information Systems. The Companies have computer and data processing systems that allow them to operate their Business and equipment in accordance with the technological realities and the industry in which they operate, and such equipment is in optimal operating condition in accordance with the necessary conditions for the development of the Companies’ Business. In addition, the Companies (i) have all the necessary licenses to use the computer programs or software necessary for the development, exploitation and commercialization of its Business, except for those systems and software that are its property; (ii) have the assets, control mechanisms, voice and data connectivity networks, electrical systems, computers, servers, data centers, printers and other equipment that allow it to develop its Business in accordance with the technological reality and the industry in which it operates; and (iii) does not have or use any software or technical manual that has been totally or partially copied or any material that the Company or its Subsidiary, as the case may be, does not own the respective copyrights or does not have a legitimate right to use.

5.19.Taxes. The Company and its Subsidiary:
(a)Have timely submitted the tax returns to which they are obliged (the “Tax Returns”) to the tax authorities in their respective jurisdictions, which are true, complete and correct in all substantial respects.
(b)Have prepared the Tax Returns in good faith, complying in all relevant aspects with the applicable tax regulations, as well as with the instructions and interpretations of the SII, or the corresponding tax authority in force at each opportunity as applicable.
(c)Have prepared the Tax Returns consistently and in accordance with their accounting books and records, incorporating in them reliable and correct accounting and tax information in all relevant aspects, notwithstanding the difference between the accounting records for tax and financial purposes.
(d)Have paid the taxes (taxes, fees, patents, rights and contributions) to which they are obliged to pay, both on their own and those that they are obliged to pay as withholding agent or as a third party, with the exception of those taxes which payments are due after the date hereof, which have been duly reserved in the Financial Statements as applicable.
(e)Have not been and are not currently subject to any summons, liquidation, transfer, audit in progress, action, trial or investigation, control or administrative procedure on tax matters, notified to the Company or its Subsidiary, and to the best of their knowledge and to the understanding of the Sellers, there are no previous or contemporary events or circumstances directly related to the Companies that would lead to the commencement of any such action against the Companies or the Buyer due to an error or omission attributable to the Companies.
(f)Have maintained, completed and kept the relevant information and records required by law and the instructions of the competent tax authorities, in compliance with the corresponding regulations.
(g)Have made and paid in good faith the withholding of taxes, rates, contributions and rights to which they are obliged in accordance with the law and the instructions of the authorities, as applicable.
(h)To the best of Sellers’ knowledge and understanding, the Companies have consistently applied the correct criteria and principles for tax purposes, in accordance with the legal and administrative regulations applicable and in force at each opportunity or jurisdiction, regarding the calculation of depreciation, monetary correction and other adjustments to their assets and liabilities for purposes of calculating their taxes.
(i)Have not been notified of summons, liquidations, transfers, payment orders, or other tax debt collection documents issued by the applicable tax and government authorities.
5.20.Compliance with Laws and Regulations. Except as stated in the other representations and warranties of the Sellers and in the exceptions to such representations and warranties, to the best of the Sellers’ knowledge and understanding, the Companies have complied in all relevant respects, with all mandatory legal and regulatory standards applicable to the activities and Business they carry out, as well as with the applicable administrative or jurisdictional instructions and resolutions, except for those minor breaches that do not have any relevant negative or adverse effect on the Company.

5.21.Anti-Corruption and Anti-Money Laundering Laws. The Sellers hereby represent that (i) the Companies are in compliance with the applicable regulations against corruption, including specifically the anti-corruption provisions of the Foreign Corrupt Practices Act (FCPA) of the United States of America that apply to them (the “Anti-corruption Provisions”), including without limitation any prohibition related to the offer, promise, payment or authorization of payment of any sum of money, benefit or any good, to any public official, official of any international public organization, politician or candidate for public or political office (hereinafter jointly referred to as the “Public Officials”), either directly or indirectly, in order to influence the exercise of the discretionary powers of such Public Officials or to ensure some improper benefit; and (ii) none and no part of the payments received by the Sellers from the Buyer under this Agreement will be used for purposes that violate applicable laws and regulations, including the Anti-corruption Provisions.
The Sellers also hereby represent that neither the Company, nor its Subsidiary, nor their directors, officers or employees, to the best of their knowledge and understanding, have offered, promised, delivered, authorized, requested or accepted any economic or other undue advantage (or implied that they will) in any way related to the operation of the Company’s Business and that they have taken reasonable steps to prevent subcontractors, employees, agents or any other third party subject to their control or overriding influence from doing so. Likewise, and in relation to compliance with Act 20.393, the Sellers hereby represent that they have taken the necessary and required measures to avoid the criminal liability of the Company with respect to the crimes of bribery, terrorism and money laundering, liabilities to which it could be exposed if the indicated crimes are committed directly and immediately in their interest or for their benefit, by their owners, controllers, managers, principal executives, representatives or those who carry out administration and supervision activities, provided that the commission of the crime is a consequence of a violation, on their part, of their duties of direction and supervision.
The Companies have the adequate KYC (Know Your Customer) mechanisms for the development of the Business in accordance with the standards and practices of the industry that are necessary to verify the identity of clients and providers with whom the Companies have contracted. Based on the best knowledge and understanding of the Sellers, their clients and providers comply with the Anti-corruption Provisions and have not been fined or investigated for illicit practices such as corruption of Public Officials or money laundering in any of their forms, and such providers and clients comply, to the knowledge of the Sellers, with the normative standards that are applicable to them.
5.22.Authorizations, Permits and Other Documents. The Company and its Subsidiary have the necessary government authorizations to conduct their Business (collectively, the “Permits”) and there is not, nor, to the best of the Sellers’ knowledge and understanding, is it expected that there will be any judicial and/or administrative process, current or imminent, tending to revoke or limit any of such authorizations and/or permits, nor any impediment to their corresponding renewal. For purposes of the foregoing, government authorizations shall be understood as applicable municipal patents, relevant permits and authorizations of any kind necessary to develop the Companies’ Business and operations, in the manner in which they have done so far, all of which are in force and up to date on their payments.
5.23.Representatives and Bank Accounts. The only representatives of the Companies and the only checking, deposit, savings or other accounts before Banks and financial institutions of the Companies are those listed in Schedule 5.23.
5.24.Contingency Plans. The Company has complied in all relevant respects with all contractual requirements related to contingency plans and/or alternative sites, and at the moment are in compliance with such obligations.

ARTICLE 6.
Buyer’s Representations and Warranties

The Parties hereby set forth that the Sellers have agreed to the execution of this Agreement, by relying on the representations and warranties set forth in this section, which are formulated by Buyer for the exclusive benefit of the Sellers and as an essential basis for the execution of this Agreement.
Based on the foregoing, Buyer, as duly represented as indicated in the Preamble, represents and warrants to Sellers, with respect to itself, the following:
6.1.Corporate Authority. The Buyer is a limited liability company validly constituted and existing under the laws of the Commonwealth of Puerto Rico and has the necessary corporate authority to enter into and be bound by the terms and conditions of this Agreement.
6.2.Authorizations. The execution of this Agreement as the fulfillment of all the obligations contained herein is within the powers of Buyer and has been approved by its corresponding corporate and administrative bodies. Likewise, for the performance of this Agreement, the Buyer does not require approvals or authorizations from third parties or from any Chilean public authority. Notwithstanding the foregoing, the Buyer requires the authorization of the Federal Reserve System of the United States of America in order to carry out the Closing of the Purchase and Sale.
6.3.Non-contravention. The execution and performance of this Agreement by the Buyer does not violate or infringe its operating agreement nor its other corporate documents. Likewise, it does not contravene, infringe or violate administrative authorizations nor does it constitute a violation of any applicable law or regulation or judicial resolution, measure, order or decree against the Buyer.
6.4.Prohibition of Corrupt Activities. Buyer has not corruptly made, offered, paid, promised or authorized, and will not corruptly make, offer, pay, promise or authorize the payment or gift of money or anything of value, directly or indirectly, to Public Officials for the purpose of: (i) influencing any act or decision of the Public Official in his or her capacity as such; (ii) inducing the Public Official to carry out an act in violation of a legal duty; or (iii) inducing the Public Official to influence government actions or decisions in order to assist Buyer in obtaining or retaining business or securing any improper advantage, including any license, permit, government authorization or any decision related to this Agreement.
6.5.Solvency. The Buyer is not insolvent and has not been the subject of, nori is currently the subject of, a bankruptcy petition or other moratorium proceeding brought by or against Buyer and/or its Related Persons (or any other similar proceeding brought by or against Buyer and/or its Related Persons or related to the Buyer and/or its Related Persons).
6.6.Availability of Funds. The Buyer has the necessary funds for the payment of the Purchase Price.

ARTICLE 7.
Other Obligations

7.1.Non-Compete Obligation. Pursuant to this Agreement, each of the Sellers, their Related Persons and Enzo Rivera Izam and Igor Rafaeli Bakulic, directly or indirectly, are hereby respectively required in favor of the Buyer and the Company, on their own behalf:
(a)not to compete with the Company, for the purposes of which they must refrain from operating, developing, maintaining, owning or participating as a shareholder (except in the companies listed in the stock exchange and if such participation is not greater than 1% of the capital stock of such company), partner, member, owner of interests, employee, administrator, member of the board of directors, consultant, or in any other form or manner, or to collaborate with, either directly or indirectly, or through its Related Persons, in businesses related to the different solutions, payment processes and related back-office services that are particular to the Business of the Company; and
(b)not to hire or offer to hire, either for itself or for the benefit of third parties, workers, employees, or consultants of the Company, except when such person (i) has been terminated by the Company, or (ii) a term that is equal to or greater than 18 months counted from the moment such person has stopped working for the Company has elapsed.
(c)The obligations set forth in this section apply to (i) the Sellers, (ii) Enzo Rivera Izam and (iii) Igor Rafaeli Bakulic, all of which bind themselves, as well as by the fulfillment of these obligations by their Related Persons, respectively, as a promise of a foreign fact pursuant to the terms of article 1450 of the Civil Code.
It is expressly set forth herein that it shall not be considered a breach of the Non-Competition Obligation established in this Section 7.1 (i) the activities listed in Schedule 7.4, developed by the persons and the companies indicated in this schedule, (ii) the provision of services by Related Persons (individuals) in their capacity as subordinated and dependent employees and without significant inherence in the management of companies that have similar businesses to that of the Business of the Company, and (iii) in the case of Related Persons of IG Capital and Cuatro R, that they acquire, directly or indirectly, a company or stock participation of less than 10% of a company dedicated to the Business.
The obligations previously set forth shall remain in full force with respect to the Sellers and their Related Persons for a period of 3 years from the Closing Date, and with respect to Enzo Rivera Izam and Igor Rafaeli Bakulic, for a period of 3 years from the date on which the employment agreement that each of Enzo Rivera Izam and Igor Rafaeli Bakulic maintains with the Company is terminated for any reason. The no competition obligation contained in the preceding subsection (a) is without prejudice to other no competition obligations to which each of Enzo Rivera Izam and Igor Rafaeli Bakulic, individually, may be subject to by virtue of their respective employment agreements with the Company.
7.2.The Parties agree that in the event of a breach by any of the Sellers and by Enzo Rivera Izam and Igor Rafaeli Bakulic of the obligations contained in this Article, the Buyer shall have the right to require that the breaching Party pay the Buyer a fine, as penalty, which the Parties hereby determine in advance of any breach shall be in the sum of $810.000.000.
7.3.The fine set forth in Section 7.2 above is without prejudice to the other rights of the Buyer, in particular the right of the Buyer to sue, together with the aforementioned fine, for the damages actually suffered as a result of such breach.

7.4.For purposes of this Agreement, it is hereby set forth that the persons listed in section 7.1 above shall perform the activities listed in Schedule 7.4 and that these do not constitute a breach of the non-competition obligation set forth in Section 7.1.
7.5.Conduct of Business. The Sellers hereby agree that from the date of this Agreement until the Closing Date, the Company and its Subsidiary shall conduct the Business in the ordinary course, in a manner consistent with past practices and maintain the Business, its assets and the Company and its Subsidiary’s relationships with their clients, suppliers and other people who have commercial relations with them, and that the labor relations of the Company and its Subsidiary with their current executives and administrators remain unchanged. Notwithstanding the foregoing, from the date of this Agreement through the Closing Date, unless expressly permitted or required under this Agreement or expressly provided for in a Sellers’ disclosure schedule, Sellers:
(a)shall cause the Company and its Subsidiary to maintain their existence as they currently do, without dissolving, liquidating, merging, dividing, reorganizing or transforming such entities and to refrain from reforming, modifying or amending their bylaws, except with the prior authorization of the Buyer;
(b)shall cause the Company and its Subsidiary to maintain or renew, as necessary, all of their Permits;
(c)shall cause the Company and its Subsidiary to pay their obligations and taxes as they become due;
(d)shall cause the Company and its Subsidiary to keep their own personal property, leased real and personal property, and assets in the same conditions they were as of the date of this Agreement, subject to reasonable wear and tear due to their legitimate use and the passing of time;
(e)shall cause the Company and its Subsidiary to refrain from suspending or discontinuing the operation of the Business;
(f)shall cause the Company and its Subsidiary to refrain from selling or acquiring material assets, except during the ordinary course of the Business or with the prior express consent of the Buyer;
(g)shall cause the Company and its Subsidiary to defend and protect their assets from infringements and encroachment;
(h)shall cause the Company and its Subsidiary to comply with all its contractual obligations;
(i)shall cause the Company and its Subsidiary to maintain copies of their books and records in accordance with applicable law;
(j)shall cause the Company and its Subsidiary to comply in all material respects with all applicable laws;
(k)shall cause the Company and its Subsidiary to refrain from taking any measure or action that could cause any changes, events or circumstances out of the ordinary course of Business, in a manner that is consistent with past practices;

(l)shall cause the Company and its Subsidiary to refrain from executing or modifying (except as required by applicable law or with the prior express authorization of the Buyer) any benefit plan or other plan, agreement or contract, whether verbal or written, with respect to any of its directors, employees or officers;
(m)shall cause the Company and its Subsidiary to refrain from incurring in debt or constituting liens on assets without the prior express consent of the Buyer;
(n)shall cause the Company and its Subsidiary to refrain from cancelling, condoning or renouncing to any sum owed by their shareholders or Related Persons, or any third party;
(o)except with the express consent of the Buyer, shall cause the Company and/or its Subsidiary to abstain from declaring and paying dividends;
(p)except as required by applicable law, shall cause the Company and its Subsidiary to refrain from (i) changing any accounting financial method; (ii) establishing agreements with the SII or the corresponding tax authority without first informing the Buyer; (iii) compromising, reconciling or agreeing in any tax process or procedure that commits the Company and/or its Subsidiary with respect to a claim or tax assessment related to the Company and/or its Subsidiary, without prior authorization from Buyer, or (iv) waiving any right to claim a tax refund;
(q)except with the prior express consent of the Buyer, which shall not be unreasonably withheld, shall cause the Company and its Subsidiary to refrain from executing or modifying any Material Contract or any contract that may be qualified as a Material Contract or any contract that has a term of more than one year, and to refrain from any right to do so under any of such agreements;
(r)except with the prior express authorization of the Buyer, shall cause the Company and/or its Subsidiary to refrain from modifying or terminating the Material Contracts, or from executing new contracts that could be considered Material Contracts;
(s)except with the prior express authorization of the Buyer, shall cause the Company and/or its Subsidiary to refrain from executing contract assignments or any other kind of act or contract through which the Company transfers its contracting obligations to third parties;
(t)shall cause the Company and its Subsidiary to refrain from issuing stock, convertible bonds, stock options, or any other convertible or exchangeable value for stock of the Company and/or its Subsidiary; and
(u)shall cause the Company and its Subsidiary to refrain from accelerating the payment of any accounts receivable or other assets or delaying or postponing the payment of any accounts payable or other liabilities, as the case may be, out of the ordinary course of the Business of the Company.
7.6.Delivery of Contracts to be Executed. From the date of this Agreement, the Sellers are hereby obliged to deliver to the Buyer, within a period of 6 months from the date of this Agreement, an executed copy of the following contracts (hereinafter, the “Contracts to be Executed”):
(i)Service Agreement dated January 14, 2020, between IR Digital S.A.C. and the Company;

(ii)Service Agreement for the Development of the Payment Button for the Ecommerce Platform dated December 14, 2020; and the first addendum dated August 26, 2021, between Banco Internacional del Perú and the Company;
(iii)B2B Service Agreement dated April 21, 2017 and its modification dated April 1, 2020, between Homecenters Peruanos S.A. and the Company;
(iv)Technical Services Agreement, together with its attachment of the scope of services, dated January 1, 2015, modified on September 1, 2021, between Kyndryl Chile SpA and the Company;
(v)Operations and Support Services Agreement dated April 1, 2012, between Supermercados Peruanos S.A. and the Company; and
(vi)The Service Agreement between: (a) the Company and SPSA, and (b) the Company and Hites.
The foregoing individual contracts must be signed reflecting the same prices and commercial relationship terms currently in effect with such clients and under contractual terms and conditions that are substantially similar to the current terms of the Contracts to be Executed and that are attached as Schedule 7.6. In any case, it is herein set forth that with respect to the Contract to be Modified set forth in Section. 7.6(iv) it is contemplated as of this date that in the future the counterparty will not be Kyndryl Chile SpA, rather it will be a company belonging to the SMU group.
If, after such period has elapsed, any of the Contracts to be Executed have not been delivered pursuant to the terms indicated above, the Buyer shall have the right to request the Withholding Agent, in the manner established in Section 4.3, the return of the Withholding amount that is equivalent to one calendar year of recurring revenues resulting from any of the Contracts to be Executed that were not duly delivered. For purposes of calculating the calendar year for the revenues, the recurring revenues that the Company has received during the calendar year immediately prior to the Closing Date shall be considered.
Notwithstanding the foregoing, the Buyer shall return said amount directly to the Sellers (in proportion to their participation) if the Contracts to be Executed are executed satisfactorily within 6 months after the end of the term previously set forth.
7.7.Regulation of the Use of Licenses. Within 12 months following the date of this Agreement, the Sellers are obligated to regulate the open source licenses [***] that are part of the findings of the Technological Due Diligence Report, it be by replacement or the future purchase of rights for commercial use at the sole cost and expense of the Sellers.
7.8.Access to Information. From the date of this Agreement until Closing, the Sellers agree to, and will cause the Company, its Subsidiary and their respective representatives, to comply with the following: (i) allow the Buyer and its representatives full and free access and the right to inspect all owned and leased property, assets, offices, books and records, contracts and other documents and data related to the Company and its Subsidiary; (b) provide Buyer and its representatives with such financial, operational and other data relating to the company and its Subsidiary as Buyer or any of its representatives reasonably request; and (c) instruct representatives of the Sellers, the Company and its Subsidiary to cooperate with the Buyer in its inspection of the Company and its Subsidiary. Any access to information in accordance with this section will be carried out in such a way that it does not interfere with the conduct of the activity and Business of the Company or its Subsidiary. No access to information by Buyer as provided in this section or any other information received by Buyer shall have the effect of constituting a waiver of, and in no way affect Sellers’ representations and warranties or Sellers’ indemnification obligations, as provided in this Agreement.
7.9.Public Announcements. The Parties understand that they are obliged to provide certain information required by applicable laws or any authority with jurisdiction and competence over each of them and, in the event that such disclosure is necessary or mandatory, the Party that must make such disclosure (and to the extent where applicable law allows and/or is reasonably feasible) shall notify the other Party in advance, attaching a copy of the information to be provided, and shall consider in good faith any changes or additions suggested by the other Party, to the extent that this does not prevent or hinder the notifications to which the respective Party is obliged by applicable law. Likewise, and to the extent that they wish to make a press release, the Parties will do so by mutual agreement, disclosing only the information that is strictly necessary in accordance with applicable law or that they have mutually agreed upon, with respect to this Agreement or the operations contemplated therein. The mutual agreement of the Parties will not be necessary in those cases in which the information must be disclosed in accordance with pre-established forms and to which one Party is obliged to do so by law. From the date of this Agreement and up to 2 years after the Closing, the Sellers agree to, and will cause their Related Persons and their respective representatives, to keep confidential and reserve all information, written or verbal, concerning the Purchase and Sale and the Company and its Subsidiary, except to the extent that: (a) the information is public knowledge without breach of the Sellers or any of their Related Persons or their respective representatives; or (b) is lawfully acquired by Sellers, any of their Related Persons or their respective representatives after the Closing from sources that are not required to keep the information confidential by legal, contractual (or fiduciary duty) obligations. If the Sellers or any of their Affiliates or their respective representatives are forced to disclose any information by judicial or administrative order or by law, the Sellers will immediately notify the Buyer in writing and, prior agreement with the Buyer, will disclose only that part of such information that in the written opinion of the Sellers’ legal counsel the Sellers are legally required to disclose, provided that the Sellers will use their best efforts to obtain and injunction or other appropriate order so that the information so revealed is treated with confidentiality.
ARTICLE 8.
Indemnification

8.1.Indemnification by the Sellers. The Sellers shall indemnify, defend and hold the Buyer harmless, under the terms and subject to the limitations indicated in this Article 8, from all damages, understood as any damage, loss, decrease in value, payment, claim, obligation, demand, procedure, fine, sanction, tax, costs and expenses, including consequential damages and excluding lost profits (except when such lost profits come from the Material Contracts held by the Company as of this date), court costs and reasonable attorneys’ fees and any other reasonable defense expenses incurred as a result of the foregoing (hereinafter, the “Damages” and any of them a “Damage”) which are suffered by the Buyer or the Company, as a consequence of, or arising out of, or in connection with:
(a)Any breach, omission, inaccuracy, error or misrepresentation of any representation or warranty made by the Sellers in accordance with Article 5 of this Agreement, or any inaccuracy, omission, error or misrepresentation in any contract, certificate or other document delivered in accordance with the same;
(b)Any breach by the Sellers of any obligation contained in this Agreement, specifically such obligations contained in Article 7 above, or in any contract, certificate or other document delivered in connection with the execution of this transaction; and

8.2.Indemnification by the Buyer. The Buyer shall indemnify, defend and hold the Sellers harmless as of the Closing Date, in the terms and subject to the limitations indicated in this Article 8, for the Damages suffered by the Sellers, as a consequence of, or arising out of or in connection with:
(a)Any breach, omission, inaccuracy, error or misrepresentation of any representation or warranty made by Buyer in accordance with Article 6 of this Agreement; and
(b)Any breach by the Buyer of any obligation contained in this Agreement or in any contract, certificate or other documents in connection with the same.
8.3.Expiration of Indemnification Obligation. The Parties agree that the indemnification obligations provided for in Sections 8.1 and 8.2 above shall expire within a period of 24 months from the Closing Date, except when related to (i) the representations and warranties contained in Sections 5.1, 5.2 and 5.3 (the “Fundamental Representations”) and the representations and warranties contained in Section 5.10, of this Agreement, which shall remain in force until the legal expiration of the same; (ii) the representations and warranties contained in Sections 5.15 (Labor and Pension Matters) and 5.19 (Tax Matters), which shall expire within a period of 36 months from the Closing Date; and (iii) the breach of the obligations assumed under this Agreement and other contracts or agreements granted in connection with the execution of this transaction, which shall expire within a period of 18 months from the date the obligation to indemnify has been made payable in accordance with the terms of the action or contract. The Parties agree that the terms indicated above shall operate as conventional limitation periods, and that they shall be interrupted as a result of the presentation of a Claim by the corresponding Party, remaining stayed until the corresponding Claim is completely resolved.
8.4.Indemnification Limits.
(a)Damages Claims shall only proceed to the extent that the accumulated Damages exceed the total amount of $100.000.000 Chilean Pesos (hereinafter the “Threshold”). Once the Threshold has been reached, the Sellers will be liable for all the Damages, subject to the maximum amount established in subsection (ii) below.
(b)Maximum Amount: Except in cases of gross negligence or fraud, or breach, omission, error, falsehood or inaccuracy of the Fundamental Representations, of which the Sellers shall be liable for up to the full Purchase Price, the responsibility of the Sellers for all Damages experienced by the Buyer under the Agreement as a result of or caused as set forth in Section 8.1 will be limited to 20% (twenty percent) of the Purchase Price.
(c)The Sellers shall not be responsible for Damages that the Buyer or the Company, as the case may be, effectively recover from third parties (including associated benefits under an insurance policy from which the deductible must be subtracted). Additionally, in the event that the Sellers have made a payment in connection with a Claim and the Buyer or the Company later recovers the loss that gave rise to such Claim (from a party other than the Sellers), the Buyer must pay, duly adjusted to Sellers, the lesser of: (i) the amount of Damages recovered, and (ii) the amount paid by Sellers with respect to such Claim.
8.5.Notification of Indemnification Claims.
(a)The Party that wishes to demand from the other an indemnification payment (the “Indemnified Party”) in accordance with the provisions of Sections 8.1 and 8.2 of this Agreement (a “Claim”), shall notify the other Party (the “Indemnifying Party”) of such Claim (the “Claim Notice”), as soon as possible after becoming aware of the facts or circumstances on which the Claim is based. The Claim Notice shall (i) specify whether the Claim arises as a result of a third party claim against the Company or the Indemnified Party (a “Third Party Claim”) or not (a “Direct Claim”), and (ii) specify in reasonable detail, to the extent that the information is available, the facts and circumstances on which the Claim is based and the amount thereof.
The delay in the delivery by the Indemnified Party of the Claim Notice to the Indemnifying Party shall not release the Indemnifying Party from responsibility, unless it is able to demonstrate that it has been substantially harmed as a result of such delay.
(b)With respect to any Third Party Claim, upon receipt of the Claim Notice, the Indemnifying Party shall have the right (but not the obligation) to assume, at its expense, the defense of the Third Party Claim, by notifying the Indemnified Party as soon as possible. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in such defense and to retain, at its expense, legal counsel independent of the Indemnifying Party’s legal counsel, to assist the Indemnified Party in the defense.
(c)Notwithstanding the foregoing, if the defendants or parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party reasonably concludes that an actual conflict of interest exists between the parties (including one or more possible legal defenses available to the Indemnified Party which are not available to or conflict with the Indemnifying Party’s defenses) or which is reasonably likely to develop during litigation, and which in reasonable judgment and at the Indemnified Party’s sole discretion would be inappropriate for the Indemnified Party’s defense to be undertaken by the Indemnified Party’s own counsel, the Indemnified Party shall be entitled to retain independent legal counsel reasonably acceptable to the Indemnified Party and at the Indemnified Party’s expense; provided that the Indemnified Party and such legal counsel make diligent and good faith efforts in such defense.
(d)The Indemnified Party shall cooperate with the Indemnifying Party in the defense and settlement of any Third Party Claim and will make the Indemnified Party reasonably available during the Indemnified Party’s normal business hours (and without adversely affecting the normal operation or the activities of the Indemnified Party), all witnesses, relevant records, materials and information in the possession of the Indemnified Party or under its control and related to the Claim, as reasonably required by the Indemnifying Party. Any agreement, transaction, compromise or settlement regarding such Third Party Claim by the Indemnifying Party shall require the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, such consent shall not be required, provided that the agreement, transaction, commitment or conciliation in question meets the following requirements: (i) it is solely of a monetary nature, (ii) it completely releases the Indemnified Party with respect to such Third Party Claim and other claims the claimant may have against it, and (iii) does not contain an admission of fault or liability by the Indemnified Party.
(e)If the Indemnifying Party does not wish to assume control of the defense of such Third Party Claim, the Indemnified Party may assume the defense of such Third Party Claim, with the Indemnifying Party paying all costs and expenses reasonably incurred by the Indemnified Party in connection with the defense of such Third Party Claim. Likewise, the Indemnifying Party will be required to cooperate with the Indemnified Party in the defense and resolution of the Third Party Claim, and will make available to the Indemnified Party, during the normal working hours of the Indemnifying Party (and without negatively affecting the normal operation activities of the Indemnifying Party), all relevant witnesses, records, materials and information in the possession of the Indemnifying Party or under its control, and related to the Claim, as reasonably required by the Indemnified Party. The Indemnified Party shall not pay, or allow to be paid, any portion of such Third Party Claim unless the Indemnifying Party consents in writing to such payment, or unless a final award or judgment has been entered against the Indemnified Party for such Third Party Claim that cannot be appealed by the Indemnifying Party or that cannot be appealed on its behalf. Likewise, any agreement, transaction, commitment or conciliation of such Third Party Claim by the Indemnified Party, will require the prior written consent of the Indemnifying Party, which may not be unreasonably withheld, conditioned or delayed. Any agreement, transaction, commitment or conciliation shall be understood to be approved if, having been informed to the Indemnifying Party, the latter does not object to it within 5 days from the date the terms thereof have been informed.
(f)In the event that the Indemnifying Party admits all or part of a Claim, the amount of the Claim or part of it admitted will be considered an admission of liability (the “Admitted Liability”). Upon the occurrence of an Admitted Liability, the Indemnifying Party shall promptly pay the Indemnified Party an amount equal to the Admitted Liability by electronic funds transfer to the Indemnified Party’s checking account or such other payment method as the Parties may agree.
(g)In the event that the Indemnifying Party contests the validity of all or part of a Claim, the Indemnifying Party shall deliver to the Indemnified Party, within 20 days after receipt of the Claim (and all relevant materials relating to it), a notice that sets forth in reasonable detail the grounds and basis on which the Claim or any part of it is contested (the “Statement of Claim”). If the Indemnifying Party files a Statement of Claim, the amount of the Claim disputed by the Indemnifying Party in said Statement of Claim will not be payable to the Indemnified Party until (i) the Buyer and the Sellers agree in writing to the amount of the Claim disputed by the Indemnifying Party in such Statement of Claim or (ii) the arbitrator appointed in accordance with Section 9.8 or a competent court renders, respectively, a final and non-appealable award or judgment, ordering payment to the Indemnified Party, with respect to the amount of the Claim challenged by the Indemnifying Party in such Statement of Claim. Upon such written settlement or final judgment or award, as the case may be, the Indemnifying Party shall promptly pay to the Indemnified Party an amount equal to the amount of such Claim so agreed or ordered to be paid (the amount so agreed or ordered to be paid being a “Determined Liability”) by means of electronic transfer of funds or any other form of payment that the Parties agree to.
8.6.Subsequent Price Adjustment. Any compensation paid by the Sellers to the Buyer or by the Buyer to the Sellers in accordance with the provisions of this Article 8, shall be treated by the Sellers and by the Buyer as a price adjustment (the “Subsequent Price Adjustment”), understood as the Purchase Price being automatically adjusted and consequently the price paid for each of the Shares in the corresponding proportion.
ARTICLE 9.
Miscellaneous

9.1.Schedules. The schedules referenced in the articles and sections of this Agreement are considered to form an integral part of the same for all legal purposes, which the Parties declare to know and accept.
9.2.Costs. Except as otherwise provided in other sections of this Agreement, each Party shall pay its own costs for legal counsel, other consultants and any other expenses incurred by such Party in connection with this Agreement. Any broker, agent or financial adviser that the Parties have employed or contracted, or with whom they have agreed to pay any fee, commission or similar remuneration for the purpose of entering into this Agreement, shall be paid exclusively by the person who contracted such services.

9.3.Assignment. Neither Party may assign its rights arising from this Agreement to third parties without the prior written consent of the other Party. Notwithstanding the foregoing, it is expressly established that Evertec may assign its contractual obligations under this Agreement to any of the entities of the business group to which it belongs without requiring the prior written consent of the Sellers. For the purposes of this section, business group shall be defined as set forth in Article 96 of Act 18.045.
9.4.Entire Agreement and Severability. Unless otherwise stipulated in this Agreement or in any other agreements that are granted in accordance with this Agreement, this Agreement, together with its schedules and the other agreements that are granted in consideration hereof, constitute the entire agreement between the Parties with respect to the matters treated herein and therein and replace any other agreement or prior understanding, written or verbal, existing between the Parties regarding the matter, which the Parties consider fulfilled with this act. The declaration of nullity or ineffectiveness of a provision of this Agreement or a part thereof shall not affect the validity of the remaining provisions of this Agreement.
9.5.Place and form of payment of monetary obligations. Unless otherwise stipulated in this Agreement or in any other agreements granted in accordance therewith, payment of all monetary obligations will be made no later than 12:00 PM on their respective due dates in pesos, the legal tender currency of the Republic of Chile, by electronic transfer or bank voucher, in immediately available funds.
9.6.Calculation of Terms. Unless otherwise stated in this Agreement, the terms provided for in this Agreement refer to calendar days but, in the event that they expire on a day that is not a business day for banks in the Plaza of Santiago, such terms shall be extended until the next banking business day. For purposes of this section, banking business days shall be those days in which banks open to the general public in the city of Santiago de Chile for all of their operations, with the exception of Saturdays.
9.7.Notices. Notices between the Parties shall be made in writing by letter personally delivered with acknowledgment of receipt or by private mail with delivery confirmation, through any of Chilexpress, UPS, DHL or FedEx (which shall be considered made on the date of acknowledgment of receipt or delivery confirmation, as applicable). Such communications shall be sent simultaneously by email to all the Parties. Likewise, changes in the addresses that, for purposes of notices or other communications, are provided for each of the Parties in this section, must be disclosed by the Parties. The addresses and emails of each of the Parties are as follows:
(a)If to Sellers:
[***]

(b)If to Sellers:
[***]

9.8.Arbitration. Any difficulty, difference or controversy that arises between the Parties, related to the application, interpretation, duration, validity, existence, termination or execution of this Agreement, shall be resolved in a single instance by mixed arbitrator, who will proceed according to law regarding the judgment and as arbitrator in terms of procedure. The arbitrator will be subject to the current Arbitration Procedural Regulations of the Santiago Arbitration and Mediation Center.

To this end, the arbitrator will be appointed by common agreement between the Parties within a maximum period of 5 days counted from the moment the dispute can be submitted to arbitration, or in the absence of agreement between the Parties, the appointment will be made, at the request of either of the Parties by the Chamber of Commerce of Santiago A.G. from among the members of the body of arbitrators of the Arbitration and Mediation Center of Santiago for which the Parties grant the Chamber, through this Agreement, a special irrevocable authorization. Each of the Parties may challenge the proposed candidate, without expression of cause, up to 2 times.
No appeal shall proceed against the decisions of the arbitrator and the Parties hereby waive any rights to appeal, except the appeal of Complaint, Appeal and Invalidation (Queja, Apelación y Casación de Fondo). The appointed arbitrator shall be empowered to resolve any matter related to its competence or jurisdiction.
9.9.Domicile. For all legal purposes, the Parties establish a special domicile in the city of Santiago de Chile, extending the jurisdiction of the courts of justice with seats in the commune of Santiago, in all matters that are not of arbitral jurisdiction.
9.10.Governing Law. The Parties agree that this Agreement shall be governed by and shall be interpreted in accordance with the laws of the Republic of Chile.
9.11.Due Diligence. The Parties agree that the due diligence process of the Companies, based on the information contained in a virtual data room provided by the Sellers (Datasite), carried out by the Buyer in order to analyze whether or not to enter into this Agreement, does not in any way affect the Sellers’ liability for the representations and warranties contained and given in Article 5 above.
9.12.Representatives’ Authorization. The following are the authorizations of each of the Parties’ representatives, copies of which are not included herein, given that they are known by them:
(a)The authorization of Mr. Sergio Gutiérrez García and Mr. Enrique Huidobro Grove to represent EPC Partners S.A. and to act in representation of Fondo de Inversiones Privado IG Capital, is registered in public deed dated March 9, 2017, executed in the Notary of Santiago of Mr. Eduardo Avello Concha.
(b)The authorization of Mr. Enzo Rivera Izam to represent Inversiones Rivers Limitada, is registered in public deed dated September 7, 2015, executed in the Notary of Santiago of Mr. Raúl Undurraga Laso.
(c)The authorization of Mr. Igor Rafaeli Bakulic to represent Inversiones Brela Limitada, is registered in public deed dated September 11, 2015, executed in the Notary of Santiago of Mr. Raúl Undurraga Laso.
(d)The authorization of Mr. Pablo Alejandro Ríos to represent Inversiones Cuatro R Limitada, is registered in public deed dated December 4, 2019, executed in the Notary of Santiago of Mrs. Nancy de la Fuente Hernández.
(e)The authorization of Mr. Luis A. Rodríguez González to represent Evertec Group, LLC, is registered in private instrument (Corporate Resolution of the Board of Directors of Evertec Group, LLC) dated February 15, 2022, executed in the city of San Juan, Puerto Rico, duly certified by the Secretary of the company on February 18, 2022 (Secretary of the Board of Directors of Evertec Group, LLC).

9.13.Copies. This Agreement shall be signed electronically using mechanisms that comply with the conditions contemplated under Act N° 19.799 of Chile.